AGREEMENT (this "Agreement"), by and between Golden State Bancorp Inc. (the "Company") and GSB Investments Corp. ("GSBIC"), dated as of August 22, 2000.

     WHEREAS, the Company and GSBIC (as successor to First Gibraltar Holdings Inc.) are parties to an Agreement and Plan of Reorganization, dated as of February 4, 1998 (as amended to date, the "Merger Agreement"), by and among the Company, Golden State Financial Corporation, First Nationwide (Parent) Holdings Inc., First Nationwide Holdings Inc., First Gibraltar Holdings Inc. and Hunter's Glen/Ford Ltd.; and

     WHEREAS, Section 1.6(c) of the Merger Agreement provides for the issuance of shares of common stock, par value $1.00 per share, of the Company ("Common Stock") to GSBIC in connection with the realization by the Company and certain of its affiliates of certain Federal Net Tax Benefits (as defined in the Merger Agreement); and

     WHEREAS, GSBIC has proposed that certain of its rights pursuant to Section 1.6(c) be settled for lump sum cash payments to GSBIC by the Company; and

     WHEREAS, the Board of Directors of the Company, based on the recommendation of a special committee of independent directors thereof chartered for the purpose of reviewing, negotiating and acting upon such a transaction, has determined that such proposed transaction, on the terms and subject to the conditions set forth in this Agreement, is fair to and in the best interests of the stockholders of the Company (other than GSBIC); and

     WHEREAS, GSBIC has previously pledged, assigned and granted a security interest in all of its right, title and interest in and to section 1.6 of the Merger Agreement in favor of Citibank, N.A., as collateral agent in respect of certain credit facilities under which an affiliate of GSBIC is the borrower, as more fully described in Paragraph 8 hereof; and

     WHEREAS, capitalized terms used but not defined herein shall have the meaning given such terms in the Merger Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

     1. On the First Closing Date (as defined herein), the right of GSBIC to receive payments pursuant to Section 1.6(c) for Federal Net Tax Benefits realized by the Taxpayer in respect of the Taxable Period ending December 31, 2000 (other than the Realized 2000 Tax Benefits, as defined herein) (the "Unrealized 2000 Tax Benefits") shall be settled and extinguished in exchange for a payment to GSBIC by the Company of $85,000,000 in cash, subject to the provisions of Paragraphs 4 and 5 below. Except as set forth herein, the payment contemplated by this Paragraph 1 shall be made in full satisfaction of any right of GSBIC to receive any Tax Payment under the Merger Agreement in respect of the Unrealized 2000 Tax Benefits.

     2. On the Second Closing Date (as defined herein), the right of GSBIC to receive payments pursuant to Section 1.6(c) for (x) Federal Net Tax Benefits realized by the Taxpayer in respect of the Taxable Period ending December 31, 1999, which payment has not yet been effected due to the operation of Section 1.6(c)(iii) of the Merger Agreement (the "1999 Carryover Benefits") and (y) the federal income tax refund in the amount of $31,627,437, and related interest, received by the Company on April 13, 2000 (the "2000 Tax Refund" and, together with the 1999 Carryover Benefits, the "Realized 2000 Tax Benefits") shall be settled and extinguished in exchange for a payment to GSBIC by the Company of $36,000,000 in cash (subject to possible reduction pursuant to the provisions of Paragraph 5 below). Except as set forth herein, the payment contemplated by this Paragraph 2 shall be made in full satisfaction of any right of GSBIC to receive any Tax Payment under the Merger Agreement in respect of the Taxable Period ending December 31, 1999 or in respect of the Realized 2000 Tax Benefits.

     3. To the extent that any payments made to GSBIC under this Agreement, taken together with any payments made to GSBIC or its predecessors pursuant to Section 1.6(c) of the Merger Agreement in respect of any Taxable Period ending on or before December 31, 2000, exceed 80% of the cumulative Limitation for Taxable Periods ending on or before December 31, 2000 as set forth in Section 1.6(c)(iii) of the Merger Agreement, such excess shall, without duplication, reduce the
          Limitation, but only the portion thereof applicable to GSBIC, in respect of Taxable Periods ending after December 31, 2000 (the
          "Subsequent Taxable Periods"); PROVIDED, HOWEVER, that any such reduction in the Limitation shall be applied first with respect to the earliest Subsequent Taxable Period and, to the extent such reduction exceeds the Limitation as it applies to GSBIC for such period, such excess shall be carried forward to consecutive Subsequent Taxable Periods for purposes of reducing the Limitation as it applies to GSBIC in such Subsequent Taxable Periods.

     4. If the actual amount of Federal Net Tax Benefits in respect of the Taxable Period ending December 31, 2000 (excluding the 2000 Tax Refund), as determined pursuant to Section 1.6(c)(i) of the Merger Agreement (the "Actual 2000 Tax Benefits"), exceeds $125 million, then 80% of the amount of such excess shall be treated for purposes of applying Section 1.6(c) of the Merger Agreement to GSBIC as Federal Net Tax Benefits in respect of such Taxable Period. Without duplication of any adjustment made pursuant to Paragraph 5 hereof, if the Actual 2000 Tax Benefits is less than $125 million, then the number of shares of Common Stock that would be issuable by the Company to GSBIC pursuant to Section 1.6(c) (without regard to any Limitation under Section 1.6(c)(iii)) in respect of Federal Net Tax Benefits for the Taxable Period ending December 31, 2000 equal to 80% of the amount of such shortfall shall be determined (the "Subsequent Issuance
          Offset")  and  the  Subsequent   Issuance   Offset  shall
          be applied consecutively against, and as an offset to, any future Tax Payment to GSBIC until the Subsequent Issuance Offset has been reduced to zero.

     5. If (x) prior to the Second Closing Date it is reasonably certain, in the good faith judgment of the Company, as concurred in writing by KPMG LLP, that 80% of the Actual 2000 Tax Benefits will be less than $100 million, or (y) on or prior to December 31, 2000, there occurs any transaction, restructuring, asset or liability acquisition or disposition or other event with respect to the Company that would, in the good faith judgment of the Company as concurred in writing by KPMG LLP, be reasonably expected to result in 80% of the Actual 2000 Tax Benefits being less than $100 million, then, on or prior to the Second Closing Date, (A) the Company shall produce a revised projection of Actual 2000 Tax Benefits expected to be realized for such Taxable Period, reviewed and attested to by KPMG LLP (the "Revised 2000 Tax Benefit Projection"), and (B) the amount of any payment to be made to GSBIC on the Second Closing Date shall be reduced, by the difference between $100,000,000 AND 80% of the Revised 2000 Tax Benefit
          Projection; PROVIDED, HOWEVER, that the payment to be made on the Second Closing Date shall not be reduced below zero and any excess of the difference between $100,000,000 and 80% of the Revised 2000 Tax Benefit Projection over $36,000,000 shall be applied as an offset to future Tax Payments to GSBIC pursuant to Paragraph 4 hereof.

     6. Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated by Paragraph 1 of this Agreement (the "First Closing") shall take place at 10:00 a.m., local time, on August 22, 2000 (the "First Closing Date") at the offices of Golden State Bancorp Inc., 135 Main Street, San Francisco, California. On the First Closing Date, (x) the Company shall deliver to GSBIC by wire transfer of immediately available funds the cash payment contemplated by Paragraph 1 hereof and (y) GSBIC shall deliver to the Company a receipt acknowledging receipt of such payment and that, except as expressly set forth in this Agreement, GSBIC's rights pursuant to
          Section 1.6(c) of the Merger Agreement in respect of Unrealized 2000 Tax Benefits have been settled and extinguished as provided for herein.

     7. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by Paragraph 2 of this Agreement (the "Second Closing") shall take place at 10:00 am., local time, on January 16, 2001 (the "Second Closing Date") at the offices of Golden State Bancorp Inc., 135 Main Street, San Francisco, California. On the Second Closing Date, (x) the Company shall deliver to GSBIC, by wire transfer of immediately available funds the cash payment contemplated by Paragraphs 2 and 5 here and (y) GSBIC shall deliver to the Company a receipt acknowledging receipt of such payment and that, except as set forth in this Agreement, GSBIC's rights pursuant to Section 1.6(c) of the Merger Agreement in respect of the taxable period ending December 31, 1999 and in respect of Realized 2000 Tax Benefits have been settled and extinguished as provided for herein.

     8.   REPRESENTATIONS  AND WARRANTIES OF GSBIC.  GSBIC is a corporation duly
          ----------------------------------------
          organized, validly existing and in good standing under the laws of the State of Delaware. GSBIC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. GSBIC has full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GSBIC and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of GSBIC enforceable against GSBIC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. GSBIC is the successor by merger to First Gibraltar Holdings Inc. and has succeeded to, and is the owner of, all of the rights of First Gibraltar Holdings Inc. under the Merger Agreement as of the date thereof, and has not transferred, conveyed, hypothecated, pledged, assigned or otherwise disposed of any of such rights or of any interest therein, except that GSBIC has pledged, assigned and granted a security interest in all of its right, title and interest in and to Section 1.6 of the Merger Agreement in favor of Citibank, N.A., as collateral agent, for (x) the lenders, issuing bank and agents party to the Sixth Amended and
          Restated Revolving Credit Agreement, dated s of April 28, 1998 (as heretofore amended and as may hereafter be further amended, restated or otherwise modified from time to time, the "Mafco Finance Revolving Credit Agreement") among Mafco Finance Corp. ("Mafco Finance"), the financial institutions and other institutional lenders party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other agents party thereto and (y) the lenders and agents party to the Second Amended and Restated Term Credit Agreement, dated as of April 28, 1998 (as heretofore amended and as may hereafter be further amended, restated or otherwise modified from time to time, the "Mafco Finance Term Credit Agreement" and, together with the Mafco Finance Revolving Credit Agreement, the "Mafco Finance Credit Agreements"), among Mafco Finance, the financial institutions and other institutional lenders party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other agents party thereto. The execution and delivery of this Agreement does not, and the performance and consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under the Mafco Finance Credit Agreements or any other loan or credit agreement or note, bond, mortgage, indenture, trust document, lease or other agreement,
          instrument,   permit,  concession,   franchise,   license  or
          similar authorization applicable to GSBIC or its affiliates or any of their respective properties or assets. Without limiting the generality of the foregoing, all waivers, consents, authorizations, notices or similar actions of or to any person required to permit GSBIC to enter into this Agreement and consummate the transactions contemplated hereby have been duly received, given or taken, as the case may be, including without limitation in respect of the Mafco Finance Credit Agreements and any other documents or instruments related thereto.

     9.   REPRESENTATIONS  AND  WARRANTIES  OF THE  COMPANY.  The  Company  is a
          -------------------------------------------------
          corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by GSBIC, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     10.  COUNTERPARTS.  This Agreement may be executed in counterparts,  all of
          ------------
          which shall be considered one and the same agreement and which shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     11.  ENTIRE   AGREEMENT;   MERGER  AGREEMENT   CONTINUES.   This  Agreement
          ---------------------------------------------------
          constitutes the entire agreement and supersedes all prior agreements, both written and oral between the parties with respect to the subject matter hereof, provided that each of the parties agrees that, except as affected, modified or superseded by the term hereof, the Merger Agreement is reaffirmed and shall continue in full force and effect pursuant to its terms.

     12.  GOVERNING  LAW.  This  Agreement  shall be governed  and  construed in
          --------------
          accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

     13.  ASSIGNMENT;  NO THIRD PARTY BENEFICIARIES.  Neither this Agreement nor
          -----------------------------------------
          any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other, except that GSBIC may pledge, assign and grant a security interest in any or all of its right, title and interest in and to this Agreement to Citibank

          N.A.., as collateral agent for (x) the lenders, issuing bank and agents party to the Mafco Finance Revolving Credit Agreement and (y) the lenders and agents party to the Mafco Finance Term Credit Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure, to the benefit of and be enforceable by the parties and their respective successors and assigns. Subject to the first sentence of this Paragraph 13, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                 GOLDEN STATE BANCORP, INC.





                                 By:    /s/J. Randy Staff
                                    --------------------------------------------
                                 Name:  J. Randy Staff
                                 Title: Executive Vice President


                                 GSB INVESTMENTS CORP.





                                 By:    /s/Howard Gittis
                                    --------------------------------------------
                                 Name:  Howard Gittis
                                 Title: Vice Chairman


Acknowledged and agreed to:


CITIBANK, N.A., as collateral agent
with respect to the Mafco Finance Credit
Agreements





By:    /s/Nancy L. Shanik
   --------------------------------
Name:  Nancy L. Shanik
Title: Managing Director